EXHIBIT 99.1

Rovi Corporation 2830 De La Cruz Blvd. Santa Clara, CA 95050
ROVI CORPORATION APPOINTS EDDY HARTENSTEIN to Board of Directors
Appointment Brings Significant Experience and Leadership in Service Providers and Media

SANTA CLARA, Calif.--(BUSINESS WIRE)-September 21, 2015 - Rovi Corporation (NASDAQ:ROVI) today announced the appointment of Eddy Hartenstein to its Board of Directors, effective as of September 18, 2015, expanding the size of the board from seven to eight directors.

Jim Meyer, Chairman of the Board and Chairman of Rovi’s Corporate Governance and Nominating Committee, said “Beginning last year, Rovi’s Board decided to augment the Board with key expertise in core strategic areas. The Board retained an independent professional search firm, Howard Fischer Associates, to identify qualified new Board candidates with high caliber experience and demonstrated success in (1) advanced data and analytics, and (2) the service provider space. With more than three decades of experience in the media and service provider industries, Eddy is a true industry veteran and brings significant industry relationships as well as senior leadership, technological and industry expertise to Rovi’s Board. We also believe the Company benefits from Eddy’s deep experience in the multi-channel distribution of media content, as well as his previous operational experience, including serving as the chief executive officer, of large, complex, publicly-held companies. In sum, we are very pleased to have such an extremely qualified business leader add to the strength of Rovi’s Board of Directors.”

Mr. Meyer added, “We have also decided to add Eddy to the Board’s strategy committee. The strategy committee is now comprised of all of our newest Board members (Raghu Rau (Chairman), Eddy Hartenstein, Steve Lucas and Glenn Welling) along with director Ruthann Quindlen. We believe bringing the fresh perspectives of these new members to the committee is important and will benefit the long-term strategy of the Company.”

“I look forward to working alongside the rest of Rovi’s Board to drive long term growth for the Company. With a number of key opportunities still ahead of Rovi, it’s certainly a very exciting time to be joining the Board,” said Eddy Hartenstein.

Mr. Hartenstein was the publisher and chief executive officer of the Los Angeles Times from August 2008 to August 2014. In addition, he served as president and CEO of the Tribune Company, a multimedia, publishing, digital media and broadcasting company, from May 2011 to January 2013. Prior to that, Mr. Hartenstein served as President of DIRECTV, Inc., a television service provider, from its inception in 1990 through 2001 and then as its Chairman and Chief Executive Officer from 2001 to 2003, when News Corporation purchased a controlling interest in the company. He continued as Vice Chairman of The DIRECTV Group until 2004. Mr. Hartenstein was inducted into the Consumer Electronics Association Hall of Fame in 2008, the Broadcasting and Cable Hall of Fame in 2002 and the National Academy of Engineering in 2001, and received an Emmy® from the National Academy of Television Arts and Sciences for lifetime achievement in 2007.

About Rovi Corporation
Rovi is leading the way to a more personalized entertainment experience. The Company’s pioneering guides, data, and recommendations continue to drive program search and navigation on millions of devices on a global basis. With a new generation of cloud-based discovery capabilities and emerging solutions for interactive advertising and audience analytics, Rovi is enabling premier brands worldwide to increase their reach, drive consumer satisfaction and create a better entertainment experience across multiple screens. The Company holds over 5,000 issued or pending patents worldwide and is headquartered in Santa Clara, California. Discover more about Rovi at Rovicorp.com.

Investor Contacts
Peter Halt, CFO
Rovi Corporation
+1 (818) 295-6800

Peter Ausnit, VP IR
Rovi Corporation
+1 (818) 565-5200